Exhibit 99.1

Contact:	Timothy R. Yost	2000 Pennsylvania Avenue, N.W.
	Chief Financial Officer	Suite 6000
	(202) 777-5455	Washington, D.C. 20006
	heroldl@executiveboard.com	www.executiveboard.com
THE CORPORATE EXECUTIVE BOARD REPORTS SECOND-QUARTER EARNINGS OF
$0.41 PER DILUTED SHARE AND 30% REVENUE GROWTH
WASHINGTON, D.C. (July 26, 2005) — The Corporate Executive Board Company (CEB) (NASDAQ/NM: EXBD) today announced financial results for the second quarter and six months ended June 30, 2005. Revenues for the second quarter increased 30.0% to $87.4 million from $67.2 million for the second quarter of 2004. Net income increased 33.9% to $17.0 million from $12.7 million. Earnings per diluted share for the second quarter increased 28.1% to $0.41 from $0.32 for the second quarter of 2004.
For the first six months of 2005, revenues were $169.0 million, a 28.8% increase from $131.2 million for the first half of 2004. Net income grew 38.3% to $34.2 million from $24.7 million. Earnings per diluted share for the first six months of 2005 increased 33.3% to $0.84 from $0.63 for the same prior-year period.
Tom Monahan, who assumed the role of Chief Executive Officer of the Corporate Executive Board on July 1, commented, “We are very happy with our second-quarter performance and our strong results for the first half of 2005. Our key growth metrics are on track, with cross-sell and new clients running at the high end of their target ranges. The cross-sell ratio climbed to 3.65 membership programs per institution, up from 3.14 at this time last year, and new companies and institutions including Deutsche Bahn AG, Freeport McMoRan Copper & Gold Inc., Mitsubishi Motors North America, Inc., Old Republic International Corporation, Portugal Telecom, and Virgin Group, Ltd joined their first CEB program in the quarter. These sources of growth are complemented by solid performance from our recent new program launches as well as steady price increases. You can see the total impact of our growth metrics in our 29.8% contract value growth for the quarter.
“Today I am also delighted to announce two new research programs: the Advertising and Marketing Communications Roundtable and the Business Leadership Forum. The Advertising and Marketing Communications Roundtable serves the senior marketing executives responsible for strategy and deployment of advertising and marketing resources. Our inaugural research agenda is focused on best practices in managing a fragmenting media landscape, measuring the ROI and effectiveness of ad spending, and rethinking agency compensation models. The Roundtable benefited enormously from the advice and guidance of our charter members, including senior advertising and communications executives from Burger King Corporation, Cendant Corporation, EBay Inc., and The Gillette Company. This is the fourth program in our strong Sales and Marketing franchise.
“The Business Leadership Forum serves the very senior executives who run lines of business at our member companies – division presidents and general managers. Our initial agenda focuses on such challenging topics as best practices in using customer segmentation to drive investment decisions, protecting profitability while implementing customer solution strategies, and tactical lessons from companies early to the challenges of establishing and managing China operations. Like those of its sister programs, the Forum’s agenda was shaped by a stellar group of charter members, including senior general managers from BellSouth Corporation, Bristol-Myers Squibb Company, Corning Incorporated, Cummins Inc., DuPont, and Electronic Data Systems Corporation. These two programs are off to a strong start, and bring our total number of research programs to 34.”
Monahan continued, “With our extensive network of companies and senior executives around the world, 34 research programs serving the large corporation, and close connection with our member executives’ most urgent challenges, we believe that the CEB value proposition has never been more compelling. We continue to deliver high quality best-practices research, executive education, and unbiased decision-support — all through a very cost- effective model. I’m energized by the chance to partner with Jay McGonigle in his new Executive Chairman role, our leadership team, and our tremendous talent bench to continue the company’s record of consistent, profitable, growth.”

Share Repurchase
During the six months ended June 30, 2005, the Company repurchased approximately 429,000 shares of its common stock at a total cost of approximately $27.5 million. Repurchases will continue to be made in open market and privately negotiated transactions subject to market conditions. No minimum number of shares has been fixed. The Company has funded, and expects to continue to fund, its share repurchases with cash on hand and cash generated from operations. At June 30, 2005, the Company had $509.8 million in cash and marketable securities and no debt.
Outlook for 2005
The following statements summarize the Company’s guidance for 2005.
The Company is raising its target for annual revenue growth to a minimum of 27% accompanied by continued modest expansion in the operating margin within its target annual range of 25 – 30%. As in the past, the operating margin may fluctuate on a quarterly basis. The Company expects a quarterly revenue distribution of approximately $91.5 million for the third quarter and $96.5 million for the fourth quarter of 2005.
For 2005, the Company expects interest income of approximately $13 million, an effective income tax rate of approximately 33.5% and diluted weighted shares outstanding of approximately 41.0 million to 41.4 million.
The Company is raising its guidance on earnings per diluted share for 2005 to $1.80. For the balance of 2005, the Company expects earnings per diluted share of $0.46 for the third quarter and $0.50 for the fourth quarter. The earnings per diluted share, interest income and weighted shares outstanding guidance includes only share repurchases made as of June 30, 2005.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by the important factors, among others, set forth below and in CEB’s filings with the U.S. Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, difficulties we may experience in anticipating market trends, our need to attract and retain a significant number of highly skilled employees, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential exposure to loss of revenue resulting from our unconditional service guarantee, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, whether the Washington, D.C. Office of Tax and Revenue withdraws our QHTC status and possible volatility of our stock price. These and other factors are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of CEB’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, its 2004 Annual Report on Form 10-K. The forward-looking statements in this press release are made as of July 26, 2005 and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
The Corporate Executive Board Company is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 2,300 of the world’s largest and most prestigious corporations, including over 80% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to a library of over 275,000 corporate best practices.

THE CORPORATE EXECUTIVE BOARD COMPANY
Financial Highlights
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Financial Highlights
Revenues	$87,351	$67,198	$168,959	$131,177
Net income	$17,046	$12,733	$34,188	$24,713
Basic earnings per share	$0.43	$0.33	$0.87	$0.66
Diluted earnings per share	$0.41	$0.32	$0.84	$0.63
Weighted average shares outstanding:
Basic	39,926	38,151	39,475	37,697
Diluted	41,194	39,684	40,886	39,301

THE CORPORATE EXECUTIVE BOARD COMPANY
Operating Statistic and Financial Highlights
(in thousands, except per share data)

	Selected	Three Months Ended		Selected	Six Months Ended
	Growth	June 30,		Growth	June 30,
	Rates	2005	2004	Rates	2005	2004
Operating Statistic

Contract value (1) (at period end)	29.8%	$331,587	$255,507

Financial Highlights
Revenues	30.0%	$87,351	$67,198	28.8%	$168,959	$131,177
Cost of services		30,088	22,232		56,145	43,632

Gross profit		57,263	44,966		112,814	87,545

Member relations and marketing		23,478	18,563		44,962	36,444
General and administrative		9,385	7,739		18,734	14,977
Depreciation		1,921	1,592		3,370	3,340
Stock option and related expenses		—	408		511	408

Income from operations	34.9%	22,479	16,664	39.7%	45,237	32,376

Other income, net		3,154	2,341		6,173	4,509

Income before provision for income taxes		25,633	19,005		51,410	36,885
Provision for income taxes		8,587	6,272		17,222	12,172

Net income	33.9%	$17,046	$12,733	38.3%	$34,188	$24,713

Basic earnings per share		$0.43	$0.33		$0.87	$0.66
Diluted earnings per share	28.1%	$0.41	$0.32	33.3%	$0.84	$0.63

Weighted average shares outstanding
Basic		39,926	38,151		39,475	37,697
Diluted		41,194	39,684		40,886	39,301

Percentages of Revenues
Gross profit		65.6%	66.9%		66.8%	66.7%
Member relations and marketing		26.9%	27.6%		26.6%	27.8%
General and administrative		10.7%	11.5%		11.1%	11.4%
Income from operations		25.7%	24.8%		26.8%	24.7%
Net income		19.5%	18.9%		20.2%	18.8%

(1)	We define “Contract value” as of the quarter-end as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement.

THE CORPORATE EXECUTIVE BOARD COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2005	Dec. 31, 2004
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$287,251	$113,996
Marketable securities	18,260	50,292
Membership fees receivable, net	56,664	97,106
Deferred income taxes, net	24,133	26,121
Deferred incentive compensation	8,317	9,277
Prepaid expenses and other current assets	8,581	8,107

Total current assets	403,206	304,899

Deferred income taxes, net	3,912	3,466
Marketable securities	204,275	252,689
Property and equipment, net	16,741	17,397

Total assets	$628,134	$578,451

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable and accrued liabilities	$20,452	$17,450
Accrued incentive compensation	17,204	18,213
Deferred revenues	193,635	205,494

Total current liabilities	231,291	241,157

Other liabilities	10,589	9,833

Total liabilities	241,880	250,990

Stockholders’ equity	386,254	327,461

Total liabilities and stockholders’ equity	$628,134	$578,451

THE CORPORATE EXECUTIVE BOARD COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$34,188	$24,713
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	3,370	3,340
Deferred income taxes	17,222	11,388
Amortization of marketable securities premiums, net	1,240	1,460
Changes in operating assets and liabilities:
Membership fees receivable, net	40,442	19,778
Deferred incentive compensation	960	943
Prepaid expenses and other current assets	(873)	(2,910)
Accounts payable and accrued liabilities	3,004	2,996
Accrued incentive compensation	(976)	(1,724)
Deferred revenues	(11,859)	(4,186)
Other liabilities	756	4

Net cash flows provided by operating activities	87,474	55,802

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net	(3,024)	(6,007)
Maturity and sale (purchase) of marketable securities, net	78,608	(40,184)

Net cash flows provided by (used) in investing activities	75,584	(46,191)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of common stock options	44,905	55,175
Proceeds from the issuance of common stock under the employee stock purchase plan	655	418
Purchase of treasury shares	(27,534)	(18,731)
Payment of dividends	(7,862)	(5,725)
Reimbursement of common stock offering costs	35	225
Payment of common stock offering costs	(2)	(121)

Net cash flows provided by financing activities	10,197	31,241

NET INCREASE IN CASH AND CASH EQUIVALENTS	173,255	40,852

Cash and cash equivalents, beginning of period	113,996	118,568

Cash and cash equivalents, end of period	$287,251	$159,420